Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form F-4 of Capital Product Partners L.P. (the “Partnership”) of our reports dated February 4, 2011, relating to the consolidated financial statements of the Partnership (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: 1) the preparation of the portion of the financial statements attributable to the Ross Shipmanagement Co., Baymont Enterprises Incorporated, Forbes Maritime Co., Mango Finance Co., Navarro International S.A., Epicurus Shipping Company, and Adrian Shipholding Inc., prior to the vessels’ acquisition by the Partnership, from the separate records maintained by Capital Maritime & Trading Corp., and 2) the retroactive adjustments to previously issued financial statements resulting from transactions between entities under common control) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus which forms a part of the Registration Statement.
/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
August 5, 2011